SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A
[Rule 13d-101]
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
§ 240.13d-2(a)
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 5)*
FelCor Lodging Trust Incorporated
(Name of Issuer)
$1.95 Series A Cumulative Convertible Preferred Stock
Depositary Shares representing 8% Series C Cumulative Redeemable Preferred Stock
(Title of Class of Securities)
31430F200
31430F507
(CUSIP Number)
Aaron Hood
Perella Weinberg Partners Capital Management LP
767 Fifth Avenue
New York, NY 10153
(212) 287-3305
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
May 25, 2011
(Date of Event which Requires Filing of this Statement)
     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.3d-1(g), check the following box. ☐
     Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.
(Continued on following pages)
(Page 1 of 9 Pages)
     *The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
     The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	31430F200 31430F507	SCHEDULE 13D/A	Page	2	of	9 Pages

1	NAME OF REPORTING PERSON PERELLA WEINBERG PARTNERS XERION MASTER FUND LTD.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC (see Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Bermuda

	7	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	10	SHARED DISPOSITIVE POWER

-0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

N/A

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

-0-%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No.	31430F200 31430F507	SCHEDULE 13D/A	Page	3	of	9 Pages

1	NAME OF REPORTING PERSON PERELLA WEINBERG PARTNERS XERION EQUITY LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC (see Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	10	SHARED DISPOSITIVE POWER

-0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

N/A

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

-0-%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	31430F200 31430F507	SCHEDULE 13D/A	Page	4	of	9 Pages

1	NAME OF REPORTING PERSON PERELLA WEINBERG PARTNERS XERION FUND GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC (see Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	10	SHARED DISPOSITIVE POWER

-0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

N/A

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

-0-%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No.	31430F200 31430F507	SCHEDULE 13D/A	Page	5	of	9 Pages

1	NAME OF REPORTING PERSON PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC (see Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	10	SHARED DISPOSITIVE POWER

-0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

N/A

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

-0-%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA

CUSIP No.	31430F200 31430F507	SCHEDULE 13D/A	Page	6	of	9 Pages

1	NAME OF REPORTING PERSON PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC (see Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	10	SHARED DISPOSITIVE POWER

-0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

N/A

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

-0-%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No.	31430F200 31430F507	SCHEDULE 13D/A	Page	7	of	9 Pages

1	NAME OF REPORTING PERSON PERELLA WEINBERG PARTNERS GROUP LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC (see Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	10	SHARED DISPOSITIVE POWER

-0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

N/A

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

-0-%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

HC

CUSIP No.	31430F200 31430F507	SCHEDULE 13D/A	Page	8	of	9 Pages
This Schedule 13D/A (this “Amendment No. 5”) amends the Schedule 13D filed on August 12, 2010 (the “Original Schedule 13D”), as amended on August 24, 2010 (“Amendment No. 1”), September 2, 2010 (“Amendment No. 2”), November 16, 2010 (“Amendment No. 3”) and April 5, 2011 (“Amendment No. 4”). Information reported in the Original Schedule 13D, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4, remains in effect except to the extent that it is amended, restated or superseded by information contained in this Amendment No. 5. Capitalized terms used and not defined herein have the meanings set forth in the Original Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3 or Amendment No. 4, as applicable. This Amendment No. 5 amends Item 5 as set forth below. This is the final amendment to the Original Schedule 13D and an exit filing.
Item 5. Interest in Securities of the Issuer.
     (a) Item 5(a) is hereby amended and restated to read in its entirety as follows:
     The Reporting Persons no longer beneficially own any Shares.
     (b) Item 5(b) is hereby amended and restated to read in its entirety as follows:
     The Reporting Persons no longer beneficially own any Shares.
     (e) Item 5(e) is hereby amended and restated to read in its entirety as follows:
     Each of the Reporting Persons ceased to be a beneficial owner of 5% or more of the Shares as of the completion of the 2011 Annual Meeting of stockholders of the Company on May 25, 2011.
     This is the final amendment to the Original Schedule 13D and an exit filing.

CUSIP No.	31430F200 31430F507	SCHEDULE 13D/A	Page	9	of	9 Pages
SIGNATURES
After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.
Dated: May 26, 2011

PERELLA WEINBERG PARTNERS XERION MASTER FUND LTD.

/s/ Aaron Hood

Name:	Aaron Hood
Title:	Authorized Person

PERELLA WEINBERG PARTNERS XERION EQUITY LP

/s/ Aaron Hood

Name:	Aaron Hood
Title:	Authorized Person

PERELLA WEINBERG PARTNERS XERION FUND GP LLC

/s/ Aaron Hood

Name:	Aaron Hood
Title:	Authorized Person

PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT LP

/s/ Aaron Hood

Name:	Aaron Hood
Title:	Authorized Person

PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT GP LLC

/s/ Aaron Hood

Name:	Aaron Hood
Title:	Authorized Person

PERELLA WEINBERG PARTNERS GROUP LP

/s/ Aaron Hood

Name:	Aaron Hood
Title:	Authorized Person